EMPLOYMENT AGREEMENT
This employment agreement (the “Agreement”) is entered into by and between Rob Cutler (“you” or “your”) and LifeVantage Corporation, a Colorado corporation, (the “Company”). This Agreement has an effective date of March 21, 2012 (the “Effective Date”). In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:
1.Position and Responsibilities. As of the Effective Date, you will commence serving as a full-time employee of the Company as the Company’s General Counsel. You shall report directly to the Company’s President and CEO. You shall have the duties, responsibilities and authority that are customarily associated with such position and such other senior management duties as may reasonably be assigned. You will devote your full time, efforts, abilities, and energies to promote the general welfare and interests of the Company and any related enterprises of the Company. Your primary workplace will be located at the Company’s Utah office, located at 9815 South Monroe Street, Suite 100, Sandy, Utah 84070. Nothing herein shall preclude you from (i) serving, with the prior consent of the President and CEO, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder.
2.    Base Salary. You will be paid an annual base salary of $250,000 (the “Base Salary”) for your services, payable in the time and manner that the Company customarily pays its employees and subject to increase or decrease at the discretion of the President and CEO and Board of Directors.
3.    Bonuses. During your employment as General Counsel and while this Agreement is in effect, you will be eligible to participate in the Employee Bonus Program at the Officer Level. Any fiscal year 2012 bonus will be prorated for the portion of the fiscal year you were employed. Any such bonus shall be paid to you during the first three months of the fiscal year that follows the applicable performance fiscal year. The bonus will be deemed to have been earned on the date of payment of such bonus and you must remain an employee of the Company through the date of payment in order to receive the bonus.
4.    Stock Options and Compensatory Equity. While you are an employee of the Company, you will be eligible to receive grants of stock options (or other grants of Company equity) to purchase shares of the Company’s common stock. Such equity grants, if any, will be made in the sole discretion of the Board of Directors and will be subject to the terms and conditions specified by the Board of Directors, the Company’s stock plan, the award agreement that you must execute as a condition of any grant and the Company’s insider trading policy. If required by applicable law with respect to transactions involving Company equity securities, you agree that you shall use your best efforts to comply with any duty that you may have to (i) timely report any such transactions and (ii) to refrain from engaging in certain transactions from time to time. The Company has no duty to register under (or otherwise obtain an exemption from) the Securities Act of 1933 (or applicable state securities laws) with respect to any Company equity securities that may be issued to you. Any equity compensation awards that were granted to you before the Effective Date shall continue to be governed by their applicable terms and conditions.
Upon the Effective Date, subject to approval of the Board of Directors and subject to your being a Company employee on the Effective Date, you shall be granted a stock option under the Company's 2010 Long Term Incentive Plan ("2010 LTIP") to purchase up to 150,000 common shares of the Company (the "Option"). To the maximum extent permitted by applicable law, the Option shall constitute an "incentive stock option", as provided under Internal Revenue Code (the “Code”) Section 422, and the balance of the Option shall be a nonstatutory stock option. Before the grant of the Option, the number of shares subject to the Option (and exercise prices referenced below) shall be proportionately adjusted to the extent necessary under 2010 LTIP Section 11(a). As a condition of the grant of the Option, you must timely execute an Option agreement(s) prescribed by the Company which will provide the terms and conditions of the Option. However, the Option and the Option agreement will provide for the following terms: One year cliff vest and monthly over three years thereafter.
5.    Expense Reimbursement. During your employment and while this Agreement is in effect, you will be reimbursed for all reasonable business expenses (including, but without limitation, travel expenses) upon the properly completed submission of requisite forms and receipts to the Company in accordance with the Company’s expense reimbursement policy.
6.    Employee Benefit Programs. During your employment with the Company, and except as may be provided under an employee stock purchase plan, you will be entitled to participate, on the same terms as generally provided to senior executives, in all Company employee benefit plans and programs at the time or thereafter made available to Company senior executive officers including, without limitation, any savings or profit sharing plans, deferred compensation plans, stock option incentive plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical, major medical and dental coverage, vacation, sick leave (including salary continuation arrangements), long-term disability, holidays and other employee benefit programs sponsored by the Company. The Company may amend, modify or terminate these benefits at any time and for any reason. Any change in any employee benefit program or programs applicable to all covered employees shall not constitute a material breach of the terms of the Agreement.
7.    Termination of Employment. Unless the Company requests otherwise in writing, upon termination of your employment for any reason, you understand and agree that you shall be deemed to have also immediately resigned from all positions as an officer (and/or director, if applicable) with the Company (and its affiliates) as of your last day of employment (the “Termination Date”). Upon termination of your employment for any reason, you shall receive payment or benefits from the Company covering the following: (i) all unpaid salary and unpaid vacation accrued pursuant to the paid time off policy through the Termination Date, (ii) any payments/benefits to which you are entitled under the express terms of any applicable Company employee benefit plan, (iii) any unreimbursed valid business expenses for which you have submitted properly documented reimbursement requests, and (iv) your then outstanding equity compensation awards as governed by their applicable terms (collectively, (i) through (iv) are the “Accrued Pay”). You may also be eligible for other post-employment payments and benefits as provided in this Agreement. Termination shall not be made until on or after the date of a “separation from service” within the meaning of Code Section 409A.
(a)    At-Will Employment. Your employment with the Company is at-will and either you or the Company may terminate your employment at any time and for any reason (or no reason), with or without Cause (as defined below), in each case subject to the terms and provisions of this Agreement.
(b)    For Cause. For purposes of this Agreement, your employment may be terminated by the Company for “Cause” as a result of the occurrence of one or more of the following: a charge, through indictment or criminal complaint, entry of pretrial diversion or sentencing agreement, or your conviction of, or a plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude, dishonesty or fraud, or any other criminal arrest (for example D.U.I.) which the Company, in its discretion considers inappropriate or harmful to its interests;
(i)    your refusal to perform in any material respect your duties and responsibilities for the Company or your failure to comply in any material respect with the terms of this Agreement and the Confidentiality Agreement and the polices and procedures of the Company;
(ii)    fraud or deceptive or illegal conduct in your performance of duties for the Company;
(iii)    your material breach of any material term of this Agreement; or
(iv)    any conduct by you which materially injurious to the Company or materially injurious to the business reputation of the Company or a Company affiliate.
In the event your employment is terminated by the Company for Cause you will be entitled only to your Accrued Pay and you will be entitled to no other compensation from the Company.
(c)    Without Cause. The Company may terminate your employment Without Cause at any time and for any reason with notice. If your employment is terminated Without Cause then in addition to your Accrued Pay, you will be eligible to receive the following: payments equal in the aggregate to your then annualized Base Salary. The payments shall be paid to you in cash, in substantially equal monthly installments payable over the twelve (12) month period following your Termination Date, provided, however, the first payment (in an amount equal to two (2) months of Base Salary) shall be made on the sixtieth (60th) day following the Termination Date. As a condition to receiving (and continuing to receive) the payments provided in this Section you must: (i) within not later than forty-five (45) days after your Termination Date, execute (and not revoke) and deliver to the Company a Separation

Agreement in a form prescribed by the Company and such Separation Agreement shall include without limitation a release of all claims against the Company and its affiliates along with a covenant not to sue and (ii) remain in full compliance with such Separation Agreement.
(d)    Voluntary Termination. In the event you voluntarily terminate your employment with the Company, you will be entitled to receive only your Accrued Pay. You will be entitled to no other compensation from the Company.
(e)    Death or Disability. In the event your employment with the Company is terminated due to your Disability, death or presumed death, then you or your estate will be entitled to receive your Accrued Pay. For purposes of this Agreement, “Disability” is defined to occur when you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.
(f)    Termination Within Twelve (12) Months of a Change of Control. The provisions of this Section set forth certain terms of an agreement reached between you and the Company regarding your rights and obligations upon the occurrence of a Change in Control of Company. These provisions are intended to assure and encourage in advance your continued attention and dedication to your assigned duties and your objectivity during the pendency and after the occurrence of any such event. These provisions shall terminate and be of no further force or effect beginning twelve (12) months after each occurrence of a Change of Control.
(i)    “Change in Control” shall mean an event which shall be deemed to have occurred if (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly wner, of securities of Company representing 60% or more of the combined voting power of Company’s then outstanding securities; or (b) the stockholders of the Company approve a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.
(ii)    If within twelve (12) months after the occurrence of an event constituting a Change in Control, your employment terminates for any reason other than for Cause, Disability, death or presumed death, or voluntary termination, then Company shall pay you those benefits described in Section 7 (b) above, entitled Without Cause; and

(iii)    unless otherwise provided in the applicable option agreement or award agreement, all stock options and other stock-based awards granted to you by Company shall immediately accelerate and become exercisable or non-forfeitable as of the date of Change in Control, and you shall be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted.
(g)    Resignation for Good Reason. You may resign your employment from the Company for “Good Reason” only if there is a Change in Control as defined in 3(f)(i) above and within ninety (90) days after the date that any one of the following events described in the below subparts (g)(i) through (g)(ii) (any one of which will constitute “Good Reason”) has first occurred without your written consent. Your resignation for Good Reason will only be effective if the Company has not cured or remedied the Good Reason event within 30 days after its receipt of your written notice (such notice shall describe in detail the basis and underlying facts supporting your belief that a Good Reason event has occurred). Failure to timely provide such written notice to the Company or failure to timely resign your employment for Good Reason means that you will be deemed to have consented to and waived the Good Reason event. If the Company does timely cure or remedy the Good Reason event, then you may either resign your employment without Good Reason or you may continue to remain employed subject to the terms of this Agreement.
(i)    You have incurred a material diminution in your responsibilities, duties or authority;
(ii)    You have incurred a material diminution in your Base Salary; or
(iii)    The Company has materially breached a material term of this Agreement.
If you resign for good reason, then in addition to your Accrued Pay, you will be eligible to receive the following: payments equal in the aggregate to your then annualized Base Salary. The payments shall be paid to you in cash, in substantially equal monthly installments payable over the twelve (12) month period following your Termination Date, provided, however, the first payment (in an amount equal to two (2) months of Base Salary) shall be made on the sixtieth (60th) day following the Termination Date. As a condition to receiving (and continuing to receive) the payments provided in this Section you must: (i) within not later than forty-five (45) days after your Termination Date, execute (and not revoke) and deliver to the Company a Separation Agreement in a form prescribed by the Company and such Separation Agreement shall include without limitation a release of all claims against the Company and its affiliates along with a covenant not to sue and (ii) remain in full compliance with such Separation Agreement.
8.    Limitation on Golden Parachute Payments. Notwithstanding any other provision of this Agreement or any such other agreement or plan, if any portion of the Total Payments (as defined below) would constitute an Excess Parachute Payment (as defined below)

and therefore would be nondeductible to the Company by reason of the operation of Code Section 280G relating to golden parachute payments and/or would be subject to the golden parachute excise tax (“Excise Tax”) by reason of Section 4999 of the Code, then the full amount of the Total Payments shall not be provided to you and you shall instead receive the Reduced Total Payments (as defined below).
If the Total Payments must be reduced to the Reduced Total Payments, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a Parachute Payment; (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) cancellation of any accelerated vesting of equity awards; and (4) reduction of any continued employee benefits. In selecting the equity awards (if any) for which vesting will be reduced under clause (3) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Reduced Total Payments provided to you, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant.
For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to you when performing the determinations under the preceding paragraph, such award’s value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes. Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall (i) you have any discretion with respect to the ordering of payment reductions or (ii) the Company be required to gross up any payment or benefit to you to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax.
All mathematical determinations and all determinations of whether any of the Total Payments are Parachute Payments that are required to be made under this Section shall be made by a nationally recognized independent audit firm selected by the Company (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to you. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. The Company shall pay the fees and costs of the Accountants which are incurred in connection with this Section.
“Excess Parachute Payment” has the same meaning provided to such term by Treasury Regulations section 1.280G-1 Q/A-3.
“Parachute Payment” has the same meaning provided to such term by Treasury Regulations section 1.280G-1 Q/A-2.
“Reduced Total Payments” means the lesser portion of the Total Payments that may be provided to you instead of the Total Payments. The Reduced Total Payments shall be the maximum amount from the Total Payments that can be provided to you without incurring Excess Parachute Payments.

“Total Payments” means collectively the benefits or payments provided by the Company (or by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets within the meaning of Section 280G of the Code and the regulations thereunder) to or for the benefit of you under this Agreement or any other agreement or plan.
9.    Proprietary Information and Inventions Agreement; Confidentiality. You will be required, as a condition of your employment with the Company, to timely execute the Company’s form of proprietary information and inventions agreement as may be amended from time to time by the Company (“Confidentiality Agreement”).
10.    Assignability; Binding Nature. Commencing on the Effective Date, this Agreement will be binding upon you and the Company and your respective successors, heirs, and assigns. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred except in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company’s obligations under this Agreement contractually or as a matter of law. The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such purchase, succession or assignment had taken place. Your rights and obligations under this Agreement shall not be transferable by you by assignment or otherwise provided, however, that if you die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.
11.    Governing Law; Arbitration. To the extent not preempted by federal law, this Agreement will be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of Utah. Any controversy or claim relating to this Agreement or any breach thereof, and any claims you may have arising from or relating to your employment with the Company, will be settled solely and finally by arbitration in Salt Lake City, Utah before a single arbitrator and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided that this Section shall not be construed to eliminate or reduce any right the Company or you may otherwise have to obtain a temporary restraining order or a preliminary or permanent injunction to enforce any of the covenants contained in this Agreement before the matter can be heard in arbitration.
12.    Taxes. The Company shall have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment. The Company shall not be liable to you or other persons as to any unexpected or adverse tax consequence realized by you and you shall be solely responsible for the timely payment of all taxes arising from this Agreement that are imposed on you. This Agreement is intended to comply with the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in a manner so as to comply therewith. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. While it is intended that all payments and benefits provided under this Agreement to you will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A. The Company will have no liability to you or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. In addition, if upon your Termination Date, you are then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following your Termination Date until the earlier of (i) the first business day of the seventh (7th) month following your Termination Date or (ii) ten (10) days after the Company receives written confirmation of your death. Any such delayed payments shall be made without interest. Additionally, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
13.    Entire Agreement. Except as otherwise specifically provided in this Agreement, this Agreement (and the agreements referenced herein) contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously discussed or entered into between the parties including without limitation any term sheets regarding your potential employment with the Company. As a material condition of this Agreement, you represent that by entering into this Agreement or by becoming a Company employee you are not violating the terms of any other contract or agreement or other legal obligations that would prohibit you from performing your duties for the Company. You further agree and represent that in providing your services to the Company you will not utilize or disclose any other entity's trade secrets or confidential information or proprietary information. You represent that you are not resigning employment or relocating any residence in reliance on any promise or representation by the Company regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefor.
14.    Non-Competition and Non-Solicitation.
(a)    Non-solicitation of employees and consultants. During your employment and for a period of two years after your employment terminates, you will not directly or indirectly solicit or induce, or attempt to solicit or induce, any employee or consultant of the Company to quit their employment or cease rendering services to the Company, unless you are specifically authorized to do so by the Company.
(b)    Non-solicitation of Customers. To the extent permitted under applicable law, and in order to protect the Confidential Information and preserve the Company’s relationships with its prospects and customers, you agree that for a period of two (2) years after your employment with the Company ends for any reason, you will not directly or indirectly solicit any business consisting of nutritional supplements or any other product or service of the Company at the time of your termination with any prospect or customer of the Company.
(c)    Non-Competition. You shall not, for a period of one (1) year after your employment with the Company ends for any reason, engage in, advise or consult with, or accept employment with any company, business or any entity, or contribute your knowledge to any work or activity that involves a product, process, provision of services or distribution channel (network marketing) as offered by the company, the development and/or sales of nutritional supplements, or any other product or service of the Company which is competitive with and the same as or similar to a product, process, or provision of services or distribution channel (network marketing) on which you worked or with respect to which you had access to confidential information while with the Company. Following expiration of said one-year period, you shall continue to be obligated under the confidential provisions of this Agreement and of your proprietary information and inventions agreement not to disclose and/or use confidential information so long as it shall remain proprietary or protectable as confidential or trade secret information. You acknowledge that this restraint is reasonable as to time and geographic limits and is necessary to protect the Company’s Confidential Information, and that it will not unduly restrict your ability to secure suitable employment after leaving the Company.
(d)    Modification By Court. If any court or arbitrator determines that any post-employment restrictive covenant is unreasonable in any respect, you agree that the Court may modify any unreasonable terms and enforce the agreement as modified.
(e)    Extension of Non-Compete. For any period of time in which you are found to be in violation of any of the above non-compete or non-solicitation agreements, that period of time shall be added on to the length of the restriction or period of protection for the Company.
(f)    Notice to Subsequent Employers. You agree that the Company may provide notice of your obligations under any provision of this Agreement to any company or future employer of yours should the Company consider it necessary for the enforcement of those obligations.
15.    Covenants. As a condition of this Agreement and to your receipt of any post-employment benefits, you agree that you will fully and timely comply with all of the covenants set forth in this subsection (which shall survive your termination of employment and termination or expiration of this Agreement):

(i)    You will fully comply with all obligations under the Confidentiality Agreement and further agree that the provisions of the Confidentiality Agreement shall survive any termination or expiration of this Agreement or termination of your employment or any subsequent service relationship with the Company;
(ii)    Within five (5) days of the Termination Date, you shall return to the Company all Company confidential information including, but not limited to, intellectual property, etc., and you shall not retain any copies, facsimiles or summaries of any Company proprietary information;
(iii)    You will not at any time make (or direct anyone to make) any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company’s products or services or work-in-progress, that are harmful to their businesses, business reputations or personal reputations.;
(iv)    You agree that during the period of your employment with the Company and thereafter, you will not utilize any trade secrets of the Company in order to solicit, either on behalf of yourself or any other person or entity, the business of any client or customer of the Company, whether past, present or prospective. The Company considers the following, without limitation, to be its trade secrets: Financial information, administrative and business records, analysis, studies, governmental licenses, employee records (including but not limited to counts and goals), prices, discounts, financials, electronic and written files of Company policies, procedures, training, and forms, written or electronic work product that was authored, developed, edited, reviewed or received from or on behalf of the Company during period of employment, Company developed technology, software, or computer programs, process manuals, products, business and marketing plans and or projections, Company sales and marketing data, Company technical information, Company strategic plans, Company financials, vendor affiliations, proprietary information, technical data, trade secrets, know-how, copyrights, patents, trademarks, intellectual property, and all documentation related to or including any of the foregoing; and
(v)    You agree that, upon the Company’s request and without any payment therefore, you shall reasonably cooperate with the Company (and be available as necessary) after the Termination Date in connection with any matters involving events that occurred during your period of employment with the Company.
(b)    You also agree that you will fully and timely comply with all of the covenants set forth in this subsection (which shall survive your termination of employment and termination or expiration of this Agreement):
(i)    You will fully pay off any outstanding amounts owed to the Company no later than their applicable due date or within thirty days of your Termination Date (if no other due date has been previously established);

(ii)    Within five (5) days of the Termination Date, you shall return to the Company all Company property including, but not limited to, computers, cell phones, pagers, keys, business cards, etc.;
(iii)    Within thirty (30) days of the Termination Date, you will submit any outstanding expense reports to the Company on or prior to the Termination Date; and
(iv)    As of the Termination Date, you will no longer represent that you are an officer, director or employee of the Company and you will immediately discontinue using your Company mailing address, telephone, facsimile machines, voice mail and e-mail;
(c)    You agree that you will strictly adhere to and obey all Company rules, policies, procedures, regulations and guidelines, including but not limited to those contained in the Company’s employee handbook, as well any others that the Company may establish including without limitation any policy the Company adopts on the recoupment of compensation (“Clawback Policy”).
16.    Offset. Any severance or other payments or benefits made to you under this Agreement may be reduced, in the Company’s discretion, by any amounts you owe to the Company provided that any such offsets do not violate Code Section 409A.
17.    Notice. Any notice that the Company is required to or may desire to give you shall be given by personal delivery, recognized overnight courier service, email, telecopy or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice that you are required or may desire to give to the Company hereunder shall be given by personal delivery, recognized overnight courier service, email, telecopy or by registered or certified mail, return receipt requested, addressed to the Company’s General Counsel at its principal office, or at such other office as the Company may from time to time designate in writing. The date of actual delivery of any notice under this Section shall be deemed to be the date of delivery thereof.
18.    Waiver; Severability. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Company in writing and such amendment or waiver expressly references this Section. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Except as expressly provided herein to the contrary, failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.
19.    Voluntary Agreement. You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) the Company or its counsel to represent you or your counsel in this matter. You further represent that you have carefully read and understand the scope and effect of the provisions of this Agreement and that you are fully aware of the legal and binding effect of this Agreement. This Agreement is executed voluntarily by you and without any duress or undue influence on the part or behalf of the Company.
20.    Key-Man Insurance. The Company shall have the right to insure your life for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. You shall have no interest in any such policy, but you agree to cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on you by any such documents.
ACKNOWLEDGED AND AGREED:

This 21st day of March, 2012.        This 21st day of March, 2012.

LIFEVANTAGE CORPORATION

/s/ Elwood Spedden                    /s/ Rob Cutler
BY: Elwood Spedden                    Rob Cutler
TITLE: Chairman